Exhibit 10-O


                                           September 18, 1995



 Mr. Ira H. Jolles
 610 West End Avenue
 New York, New York 10024

 Dear Ira:

       The purpose of this letter is to amend and restate the letter agreement dated September 8, 1994 between you, General Public Utilities Corporation
 (GPU) and GPU Service Corporation (GPUSC). That letter (the "Prior Agreement") amended and restated a letter agreement dated March 24, 1992 between you, GPU and GPUSC that in turn amended and restated a letter agreement dated December 13, 1989 between you, GPU and GPUSC that set forth the terms of your employment, effective January 1, 1990, as Senior Vice President and General Counsel of GPU and as Executive Vice President and General Counsel of GPUSC, as well as the agreement between you, GPU and GPUSC with respect to your pension arrangements.

       Upon your agreement to this amendment and restatement as provided on the last page hereof, this letter agreement (the "Agreement") shall supersede and replace, in its entirety, the Prior Agreement.

 Section 1.  Election to Other GPU Offices and Source
                   of Your Compensation.

       You will be a director of GPUSC.

       Your compensation and other benefits from the GPU System will be paid to you by GPUSC. You will not receive separate or additional compensation for serving as a director or officer of GPU or any GPU System company other than GPUSC. Payment of your compensation and the other benefits payable to you pursuant to this Agreement shall be obligations of both GPU and GPUSC. Your other unfunded employee benefits payable by GPUSC will be guaranteed by GPU to the extent covered under the latter's guarantee of unfunded benefits for all GPUSC officers.

 Section 2.  Effective Date of Employment and Initial Base
                   Salary.

       Your effective date of employment will be January 1, 1990. Your Base Salary will be determined from time to time by the GPU Board of Directors and initially will be $284,000.

 Section 3.  Retirement Provisions.

       (a) You will be a participant in the GPUSC Employee Pension Plan and the GPUSC Supplemental and Excess Benefits Plan (the "Retirement Plans") and, by reason of the services rendered by you in accordance with this Agreement, you will accrue benefits, commencing as of January 1, 1990, in accordance with the terms of such Retirement Plans, as the Retirement Plans may be in effect from time to time.
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 Mr. Ira H. Jolles
 September 18, 1995
 Page 2



       (b) Under the terms of the present Retirement Plans, your Normal Retirement Date under those plans is the last day of the month in which you reach your sixty-fifth birthday (December 12, 2003). It is anticipated that you will retire on your Normal Retirement Date. If you do retire on or after that date, you will receive an additional retirement pension from GPU System sources, equal to the additional pension which would have been paid under the Retirement Plans if, in addition to your actual years of creditable service, you had an additional 20 years of past creditable service. Payment of the additional retirement pension will commence on the first day of the month following the month in which you so retire.

       (c) GPUSC has in effect Short-Term and Long-Term Disability Income Plans that provide coverage, up to your Normal Retirement Date, for employees meeting the requirements of such Plans. If you are receiving Disability Income under either such Plan at the time you reach your Normal Retirement Date, you will thereafter receive an additional retirement pension from GPU System sources equal to the additional pension which would have been paid under the Retirement Plans if, in addition to your actual years of creditable service, you had an additional 20 years of past creditable service.

       (d) If your employment within the GPU System shall be terminated (i) as a result of an "involuntary termination" (as defined below) at any time within 2 years following the occurrence of a "change in control" of GPU, as defined in paragraph 7(c) of the 1990 Stock Plan for Employees of General Public Utilities Corporation and Subsidiaries, or (ii) by GPU or GPUSC without cause, then you will receive from GPU System sources an additional retirement pension, equal to the additional pension which would have been paid under the Retirement Plans if, in addition to your actual years of creditable service, you had an additional 20 years of past creditable service. Payment of the additional retirement pension will commence on the first day of the month following the month in which your employment is so terminated.

       For purposes of clause (i) above, "involuntary termination" shall mean
 (A) the termination of your employment within the GPU System by GPU, or (B) the termination of your employment within the GPU System by you after any reduction in your salary, any change in location of your place of employment to a location other than Parsippany, New Jersey without your consent, a mate-rial decrease in your responsibilities with respect to the business of the GPU System, or any other material adverse change in the conditions of your employment within the GPU System.

       (e) If your employment within the GPU System shall terminate for any reason, other than by death or retirement or termination in accordance with paragraphs (b), (c) or (d) above, you will receive from GPU System sources an additional retirement pension equal to the additional pension which would have been paid under the Retirement Plans if, in addition to your actual years of creditable service, you had an additional number of years of past creditable

 Mr. Ira H. Jolles
 September 18, 1995
 Page 3



 service determined in accordance with the following table (employing straight-line interpolation for fractional years of actual GPU employment):

             Years of Actual                     Additional Number of Years
             GPU Employment                      of Past Creditable Service

                     1                                   2.0
                     2                                   3.5
                     3                                   5.0
                     4                                   6.0
                     5                                   7.0

                     6                                   8.0
                     7                                   8.5
                     8                                   9.0
                     9                                   9.5
                    10                                  10.0

                    11                                  12.5
                    12                                  15.0
                    13                                  17.5
                    14                                  20.0
       Payment of the additional retirement pension payable to you under this paragraph (e) shall commence on the first day of the month following the month in which your employment so terminates.

       (f) For purposes of determining the amount of the additional retirement pension payable to you under paragraphs (b), (c), (d) or (e) above, it shall be assumed that the pension payable to you under the Retirement Plans is payable in the form of a single life annuity, and that payment of such pension will commence on the same date as payment of your additional retirement pension hereunder will commence.

       The additional retirement pension payable to you hereunder shall be paid to you in the form of a single life annuity unless you are married on the date as of which payment of such pension is to commence, in which event it shall be paid in the form described as Option 2 in Section 10.1 of the GPUSC Employee Pension Plan, with your spouse as your beneficiary.

       (g) If you should die before you start to receive the additional pension payable to you under paragraph (b), (c), (d) or (e), your surviving spouse, if any, will receive, for the rest of her life from GPU System sources, 100% of the pension which would have been payable to you under the Retirement Plans and 100% of the additional retirement pension which would have been payable to you in accordance with paragraph (e), had you terminated employment on the date of your death. Such payments to your surviving spouse shall commence on the first day of the month following the month of your death.
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 Mr. Ira H. Jolles
 September 18, 1995
 Page 4



       To the extent your surviving spouse does not receive such pension from the Retirement Plans, she will receive it from GPU System sources.

       (h) Retirement or pension benefits from prior employers to which you are now, or may in the future be, entitled will not be applied against the pension benefits payable to you pursuant to this Section and you are free to elect to receive such other pension benefits when, and in such manner as, you choose.

 Section 4.  Supplemental Pension

       Upon your retirement on any date subsequent to the date of this letter (the date as of which you so retire is referred to herein as your "Retirement Date") you shall be entitled to receive from GPU System sources, in addition to the additional retirement pension payable to you pursuant to Section 3 hereof, a supplemental pension, which shall be payable upon the following terms and conditions:

       (a) The supplemental pension payable to you hereunder, when expressed as a single life annuity, shall be a monthly amount of income equal to the amount, if any, by which either (i) $10,825.75 for each month beginning after your Retirement Date and before the month beginning after your 62nd birthday, or (ii) $10,325.75 for each month beginning after the later of your Retirement Date or your 62nd birthday, exceeds (iii) the aggregate pension amount payable to you for such month under the Retirement Plans and Section 3 hereof, determined for this purpose without taking into account (x) any Additional Pension amount payable to you under the GPUSC Employee Pension Plan, and (y) the 20% increase in the pension amounts payable to you under the Retirement Plans and Section 3 hereof during the first 12 months following your retirement. For purposes of the foregoing, if any part of the aggregate pension amount payable to you under the Retirement Plans or Section 3 hereof is not payable in the form of a single life annuity commencing on the first day of the month following your Retirement Date, the pension amount referred to in (iii) above shall be determined as if such part were so payable.

       (b) The supplemental pension shall be paid to you in the same form, and payments shall commence at the same time, as payment of the additional retirement pension provided for under Section 3 hereof.

       (c) If you should die before you start to receive your supplemental pension, your surviving spouse, if any, shall be entitled to receive from GPU System sources an annuity payable to her for her lifetime in a monthly amount equal to 100% of the supplemental pension that would have been payable to you hereunder if you had not died, if you had retired on the last day of the month in which your death occurs, and if you had not been married on such last day.
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 Mr. Ira H. Jolles
 September 18, 1995
 Page 5



       (d) With each monthly payment of the supplemental pension payable to you during the first 12 months following your Retirement Date, you shall be entitled to receive an additional amount equal to 20% of the amount of such monthly payment; provided, however, that if clause (i) of paragraph (a) above applies in calculating the supplemental pension amount payable for such month, the additional amount payable to you for such month under this paragraph (d) shall be equal to 20% of the supplemental pension amount that would be payable to you for such month if clause (ii) instead of clause (i) of paragraph (a) were applicable in calculating the amount of your supplemental pension payment for such month.

 Section 5.  Other Benefits.

       To the extent permitted by such plans without requiring prior evidence of insurability or eligibility, you will participate in all GPU benefit plans in which senior GPU executives are eligible to participate, as such plans shall be in effect from time to time. In the case of each such plan that provides a benefit the amount of which depends, directly or indirectly, on the number of years of a participant's service within the GPU System, you shall receive the same benefit amount that would be payable to you under such plan if you were treated as having, in addition to your actual years of services, the number of years of service determined under the table in Section 3(e).
 The number of additional years of service so determined shall also be taken into account in determining your eligibility to participate in any GPU benefit plan in which senior GPU executives are eligible to participate that requires, as a condition for eligibility, the completion of a specified number of years of service within the GPU System.

       In addition to the Supplemental Pension described above, you will also receive (i) an extension of coverage in your and your family's health care benefits under the Supplemental and Excess Medical Plan to the third anniversary of the date of your retirement, or your attainment of age 62, whichever is later; and (ii) an amended Split-Dollar Agreement with respect to your Senior Executive Life Insurance policy to provide for eligibility to receive full benefits under your policy at age 55 with 10 years of service.

 Section 6.  Nature of Your Rights

       With respect to your right to receive an additional retirement pension pursuant to Section 3 hereof and the supplemental pension provided for under
 Section 4 hereof, you shall have the status of a mere unsecured creditor of GPUSC and GPU; and this letter agreement shall constitute a mere promise by GPUSC and GPU to make payments in the future of such pensions in accordance with the provisions of Sections 3 and 4. It is the intention of the parties hereto that the arrangements set forth in Sections 3 and 4 of this letter agreement regarding your additional retirement pension and supplemental pension shall be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to such arrangements, for purposes of Title I of ERISA.

 Mr. Ira H. Jolles
 September 18, 1995
 Page 6



 Section 7.  Nonassignability

       Your rights to receive payments with respect to the additional retirement pension and supplemental pension provided for under Sections 3 and 4 of this letter agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or creditors of your spouse or any other beneficiary.

       If the foregoing correctly reflects your understanding of the agreement between you and GPU and GPUSC, will you please so indicate on the enclosed duplicate copy of this letter which willthen constitute a binding agreement between GPU and GPUSC, on the one hand, and you, on the other.

                                     GENERAL PUBLIC UTILITIES CORPORATION



                               By:_______________________________________
                                           James R. Leva, President and
                                           Chief Executive Officer



                                           GPU SERVICE CORPORATION



                               By:_______________________________________
                                           James R. Leva, President and
                                           Chief Executive Officer



 The foregoing correctly reflects my understanding and is agreed to by me as of the date of this letter.



 _______________________________________
          Ira. H. Jolles
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